Exhibit 10.1

EXECUTION COPY

$100,000,000

TERM LOAN AGREEMENT

among

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED,

PRIMUS TELECOMMUNICATIONS HOLDING, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.,

as Arranger

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

Dated as of February 18, 2005

TABLE OF CONTENTS

Page
Section 1.	DEFINITIONS

1.1.	Defined Terms

1.2.	Other Definitional Provisions

Section 2.	AMOUNT AND TERMS OF COMMITMENTS

2.1.	Commitments

2.2.	Procedure for Borrowing

2.3.	Repayment of Loans

2.4.	Repayment of Loans; Evidence of Debt

2.5.	Fees, etc

2.6.	Optional Prepayments

2.7.	Mandatory Prepayments

2.8.	Conversion and Continuation Options

2.9.	Minimum Amounts and Maximum Number of Eurodollar Tranches

2.10.	Interest Rates and Payment Dates

2.11.	Computation of Interest and Fees

2.12.	Inability to Determine Interest Rate

2.13.	Pro Rata Treatment and Payments

2.14.	Requirements of Law

2.15.	Taxes

2.16.	Indemnity

2.17.	Illegality

2.18.	Change of Lending Office

2.19.	Replacement of Lenders under Certain Circumstances

Section 3.	REPRESENTATIONS AND WARRANTIES

3.1.	Financial Condition

3.2.	No Change

3.3.	Corporate Existence; Compliance with Law

3.4.	Corporate Power; Authorization; Enforceable Obligations

3.5.	No Legal Bar

3.6.	No Material Litigation

3.7.	No Default

3.8.	Ownership of Property; Liens

3.9.	Intellectual Property

3.10.	Taxes

3.11.	Federal Regulations

3.12.	Labor Matters

3.13.	ERISA

3.14.	Investment Company Act; Other Regulations

3.15.	Subsidiaries

3.16.	Use of Proceeds

3.17.	Environmental Matters

3.18.	Accuracy of Information, etc

3.19.	Security Documents

3.20.	Solvency

Section 4.	CONDITIONS PRECEDENT

Section 5.	AFFIRMATIVE COVENANTS

5.1.	Financial Statements

5.2.	Certificates; Other Information

5.3.	Payment of Obligations

5.4.	Conduct of Business and Maintenance of Existence; Compliance

5.5.	Maintenance of Property; Insurance

5.6.	Inspection of Property; Books and Records; Discussions

5.7.	Notices

5.8.	Environmental Laws

5.9.	Additional Collateral, etc

5.10.	Further Assurances

5.11.	Approvals of Governmental Authorities

5.12.	Post Closing Items

Section 6.	NEGATIVE COVENANTS

6.1.	Obligors May Consolidate, Etc., Only on Certain Terms

6.2.	Limitation on Indebtedness

6.3.	Limitation on Restricted Payments

6.4.	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

6.5.	Limitation on the Issuance and Sale of Voting Stock of Restricted Subsidiaries

6.6.	Limitation on Transactions with Shareholders and Affiliates

6.7.	Limitation on Liens

6.8.	Limitation on Asset Sales

6.9.	Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

6.10.	Business of Parent

6.11.	Restriction on Transfer of Assets

6.12.	Restriction on Certain Purchases of Indebtedness

6.13.	Restriction on Use of Proceeds

6.14.	Restriction on Deposit Accounts and Securities Accounts

Section 7.	EVENTS OF DEFAULT

Section 8.	THE AGENTS

8.1.	Appointment

8.2.	Delegation of Duties

8.3.	Exculpatory Provisions

8.4.	Reliance by Agents

8.5.	Notice of Default

8.6.	Non-Reliance on Agents and Other Lenders

8.7.	Indemnification

8.8.	Agent in Its Individual Capacity

8.9.	Successor Administrative Agent

8.10.	Authorization to Release Liens and Guarantees

8.11.	The Arranger; the Syndication Agent

Section 9.	MISCELLANEOUS

9.1.	Amendments and Waivers

9.2.	Notices

9.3.	No Waiver; Cumulative Remedies

9.4.	Survival of Representations and Warranties

9.5.	Payment of Expenses

9.6.	Successors and Assigns; Participations and Assignments

9.7.	Adjustments; Set-off

9.8.	Counterparts

9.9.	Severability

9.10.	Integration

9.11.	GOVERNING LAW

9.12.	Submission To Jurisdiction; Waivers

9.13.	Acknowledgments

9.14.	Confidentiality

9.15.	Release of Collateral and Guarantee Obligations

9.16.	Accounting Changes

9.17.	Delivery of Lender Addenda

9.18.	WAIVERS OF JURY TRIAL

SCHEDULES:

1.1	Existing Liens
3.4	Consents, Authorizations, Filings and Notices
3.6	Material Litigation
3.7	Defaults
3.10	Taxes
3.15(a)	All Subsidiaries
3.15(b)	Subsidiaries Party to the Loan Documents
3.15(c)	Actions Required to Seek Governmental Approvals
3.19(a)-1	UCC Filing Jurisdictions
3.19(a)-2	UCC Financing Statements to Remain on File
3.19(a)-3	UCC Financing Statements to be Terminated
3.19(b)	Real Property

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Hogan & Hartson L.L.P.
E-2	Form of Legal Opinion of Swidler Berlin LLP
F	Form of Note
G	Form of Exemption Certificate
H	Form of Lender Addendum
I	Form of Borrowing Notice

TERM LOAN AGREEMENT, dated as of February 18, 2005, among PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, a Delaware corporation (the “Parent”), PRIMUS TELECOMMUNICATIONS HOLDING, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the “Syndication Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available a credit facility for general corporate purposes;

WHEREAS, the Lenders are willing to make such facility available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounts”: as defined in the Guarantee and Collateral Agreement.

“Acquired Indebtedness”: Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of an Obligor or assumed in connection with an Asset Acquisition by an Obligor or a Restricted Subsidiary of an Obligor and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary of an Obligor or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary of an Obligor or such Asset Acquisition shall not be Indebtedness.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, “Affiliate” shall be deemed to include Mr. K. Paul Singh.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Agreement”: this Term Loan Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: (a) in the case of Base Rate Loans, 5.50%, and (b) in the case of Eurodollar Loans, 6.50%.

“Arranger”: as defined in the preamble hereto.

“Asset Acquisition”: (i) an investment by Parent or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Parent or shall be merged into or consolidated with Parent or any of its Restricted Subsidiaries or (ii) an acquisition by Parent or any of its Restricted Subsidiaries of the property and assets of any Person other than Parent or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition”: the sale or other disposition by Parent or any of its Restricted Subsidiaries (other than to Parent or another of its Restricted Subsidiaries) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of Parent or (ii) all or substantially all of the assets that constitute a division or line of business of Parent or any of its Restricted Subsidiaries.

“Asset Sale”: any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by Parent or any of its Restricted Subsidiaries to any Person other than Parent or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary of Parent, excluding the Lingo Subsidiary which is covered by Section 2.7(b), (ii) all or substantially all of the property and assets of an operating unit or business of Parent or any of its Restricted Subsidiaries or (iii) any other property and assets of Parent or any of its Restricted Subsidiaries outside the ordinary course of business of Parent or such Restricted Subsidiary and, in each case, that is not governed by the provisions of this Agreement applicable to mergers, consolidations and sales of assets of Parent or the Borrower and which, in the case of any of clause (i), (ii) or (iii) above, whether in one transaction or a series of related transactions, (a) have a Fair Market Value in excess of $5,000,000 or (b) are for net proceeds in excess of $5,000,000; provided that (i) sales or other dispositions of inventory, receivables, Marketable Securities and other current assets in the ordinary course of business; (ii) grants of leases or licenses in the ordinary course of business; (iii) any sale, transfer, assignment or other disposition of property that is damaged, worn-out, obsolete or no longer suitable for use in the ordinary course of business; (iv) sales or other dispositions of assets for consideration at least equal to the Fair Market Value (as determined in good faith by the Board of Directors of Parent, whose determination shall be conclusive and evidenced by a Board Resolution) of the assets sold or disposed of, to the extent that the consideration received would constitute long-term property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Borrower and its Restricted Subsidiaries existing on the date of such disposition or investment (as determined in good faith by the Board of Directors of Parent, whose determination shall be conclusive and evidenced by a Board Resolution); (v) grants of Voting Stock or options or other rights to acquire shares of Voting Stock (or issuances of Voting Stock upon the exercise of such options or other rights) made to employees or directors as described in clause (iii) of Section 6.5; and (vi) issuances of Capital Stock by Unrestricted Subsidiaries of Parent, shall not be included within the meaning of “Asset Sale.”

“Asset Sale Mandatory Prepayment Date”: as defined in Section 2.7(a).

“Asset Sale Prepayment Amount”: as defined in Section 2.7(a).

“Asset Sale Prepayment Option Notice”: as defined in Section 2.7(a).

“Assignee”: as defined in Section 9.6(c).

“Assignor”: as defined in Section 9.6(c).

“Average Life”: at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the British Bankers Association Telerate page 5), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 9.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: either the Board of Directors of the Borrower or Parent, as the case may be, or any duly authorized committee of such board.

“Board Resolution”: a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower or Parent, as the case may be, to have been duly adopted by the Board of Directors of the Borrower or Parent, as the case may be, and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower”: as defined in the preamble hereto.

“Borrower Indebtedness to Consolidated Cash Flow Ratio”: as defined in Section 6.2.

“Borrower’s Significant Subsidiaries”: Primus Telecommunications, Inc., Primus Telecommunications (Australia) Pty. Ltd., Primus Telecommunications Pty. Ltd., 3082833 Nova Scotia Company, Primus Telecommunications International, Inc., Primus Telecommunications Ltd., Primus Telecommunications Netherlands B.V. and Primus Telecommunications GmbH, plus any other Subsidiary of the Borrower that (i) for any period of four consecutive fiscal quarters has Consolidated EBITDA in excess of 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries for that period or (ii) has assets having a book value (net of depreciation and amortization) in excess of 10% of the aggregate book value (net of depreciation and amortization) of the assets of the Borrower and its Subsidiaries.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit I, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock”: with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of this Indenture, including, without limitation, all Common Stock and Preferred Stock.

“Capitalized Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligation”: as to any Capitalized Lease, the discounted present value of the rental obligations thereunder.

“Change of Control”: the occurrence of one or more of the following events: (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the then outstanding Voting Stock of Parent on a fully diluted basis; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors of Parent (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by Parent’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any such “person” or “group” (other than to Parent or a Restricted Subsidiary); (iv) the merger or consolidation of Parent with or into another corporation or the merger of another corporation with or into Parent with the effect that immediately after such transaction any such “person” or “group” of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation; (v) the adoption of a plan relating to the liquidation or dissolution of Parent or the Borrower; or (vi) Parent shall fail to own 100% of the issued and outstanding Voting Stock of the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 4 shall have been satisfied and funding has occurred hereunder, which date shall be not later than March 31, 2005.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is $100,000,000.

“Common Stock”: with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s common stock, whether now outstanding or issued after the date of this Agreement, including, without limitation, all series and classes of such common stock.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated January 2005, including the exhibits and schedules thereto, as amended and supplemented in writing by the Borrower prior to the date hereof, and made available to the initial Lenders in connection with the syndication of the Facility. The Confidential Information Memorandum includes Parent’s SEC filings made after December 31, 2003 as well as forward-looking projections, all of which may be contained in, attached to, or incorporated by reference in, the Confidential Information Memorandum; and all references in this Agreement to the Confidential Information Memorandum are qualified in their entirety by the matters set forth in this sentence, regardless of whether or not any Lender has or has not chosen, in its discretion, to refrain from receiving, reviewing, inquiring about or conducting due diligence regarding, the Confidential Information Memorandum or any matters contained in, attached to, or incorporated by reference in, the Confidential Information Memorandum.

“Consolidated Cash Flow”: with respect to an Obligor, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for such Obligor and its Restricted Subsidiaries in conformity with GAAP.

“Consolidated EBITDA”: of any Person for any period, consolidated net income of such Person and its Subsidiaries for such period, determined in accordance with GAAP plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax expense, (b) interest expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such consolidated net income for such period, the sum of (a) interest income (except to the extent deducted in determining interest expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Fixed Charges”: for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Stock of Parent and its Restricted Subsidiaries.

“Consolidated Interest Expense”: with respect to an Obligor, for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by such Obligor or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease obligations paid, accrued or scheduled to be paid or to be accrued by such Obligor and its Restricted Subsidiaries during such period.

“Consolidated Net Income”: with respect to an Obligor, for any period, the aggregate consolidated net income (or loss) of such Obligor and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of Section 6.3, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Obligor or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such Obligor or any of its Restricted Subsidiaries; (ii) any gains or losses (on an after-tax basis) attributable to Asset Sales by such Obligor or any of its Restricted Subsidiaries; (iii) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of Section 6.3, any amount paid or accrued as dividends on Preferred Stock of such Obligor or Preferred Stock of any Restricted Subsidiary owned by Persons other than such Obligor and any of its Restricted Subsidiaries; (iv) all extraordinary gains and extraordinary losses; and (v) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary of such Obligor) in which any Person (other than Parent or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Obligor or any of its Restricted Subsidiaries by such other Person during such period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Facilities”: one or more credit agreements, debt facilities, indentures or commercial paper facilities (including, without limitation, the Facility) with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement”: any foreign exchange contract, currency swap agreement and any other arrangement and agreement designed to provide protection against fluctuations in currency values.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Designated Subsidiaries”: as defined in Section 6.5.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Perfection Actions”: any of (a) filing of financing statements under the Uniform Commercial Code in effect in any jurisdiction in the United States, (b) filings with the United States Copyright Office or the United States Patent and Trademark Office, (c) execution and delivery of deposit account control agreements or securities account control agreements in respect of any deposit account or securities account maintained in the United States and (d) possession in the United States of stock certificates, promissory notes, and other instruments and similar collateral.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America. For the avoidance of doubt, a Subsidiary organized under the laws of Puerto Rico or the U.S. Virgin Islands is not a Domestic Subsidiary.

“Eligible Accounts Receivable”: the accounts receivables (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of any Person that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent consolidated balance sheet of such Person filed with the SEC, all in accordance with GAAP.

“Eligible Institution”: a commercial banking institution that has combined capital and surplus of not less than $500,000,000 or its equivalent in foreign currency, whose debt is rated “A-3” or higher or “A-” or higher according to Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

“Employment Agreement”: the employment agreement between Parent and Mr. K. Paul Singh, dated June 1994.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any applicable Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary (or Subsidiary of a Foreign Subsidiary) in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Existing Indebtedness”: Indebtedness of Parent or its Restricted Subsidiaries outstanding as of January 16, 2004, including, without limitation, the Senior Notes.

“Facility”: the Commitments and the Loans made thereunder.

“Fair Market Value”: with respect to any asset or property, the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Government Securities”: direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered on the Closing Date by Parent, the Borrower and each Subsidiary named on Schedule 3.15(b), substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Approval Pending Subsidiary”: each Subsidiary of the Borrower which, in the good faith opinion of the Borrower, must obtain the approval of, or give a notice to, a Governmental Authority before becoming obligated as a Guarantor under the Guarantee and Collateral Agreement.

“Guarantee Approval Notice”: in respect of each Guarantee Approval Pending Subsidiary, a written notice from the Borrower to the Administrative Agent advising that approval has been issued (or deemed issued, in the case of any Governmental Authority whose approval is effective upon notice to such Governmental Authority) by the relevant Governmental Authorities permitting such Guarantee Approval Pending Subsidiary to incur obligations as a Guarantor under the Guarantee and Collateral Agreement.

“Guarantors”: the collective reference to Parent and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Parent, the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Incur”: with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person (unless such Person is an Unrestricted Subsidiary); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness”: with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such

Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and, with respect to any Restricted Subsidiary that is not a Guarantor, any Preferred Stock; and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

“Indemnification Arrangements”: provisions in the bylaws or other charter or organizational documents of Parent or any of its Restricted Subsidiaries or agreements, in each case providing for the indemnification of directors, officers, employees, consultants and agents of Parent or any of its Restricted Subsidiaries in the ordinary course of business.

“Indemnified Liabilities”: as defined in Section 9.5.

“Indemnitee”: as defined in Section 9.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the date final payment is due on the Loans shall end on such due date; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Rate Agreement”: interest rate swap agreements, interest rate cap agreements, interest rate insurance, and other arrangements and agreements designed to provide protection against fluctuations in interest rates.

“Investment”: in any Person, any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Parent or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary,” Section 6.3 and Section 6.5, (i) “Investment” shall include (a) the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary of Parent at the time that such Restricted Subsidiary of Parent is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted

Subsidiary is designated a Restricted Subsidiary of Parent and (b) the Fair Market Value, in the case of a sale of Voting Stock in accordance with Section 6.5 such that a Person no longer constitutes a Restricted Subsidiary, of the Voting Stock and other Investments in such Person not sold or disposed of and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors in good faith. The amount of any Investment “outstanding” at any time shall be deemed to be equal to the amount of such Investment on the date made, less return of capital, repayment of loans, and release of Guarantees, in each case of or to Parent and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

“Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit H, to be executed and delivered by such Lender on the Closing Date as provided in Section 9.17.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Lingo Investment Certificate”: a certificate delivered by the Borrower as contemplated by Section 2.7(b) in connection with the Lingo Offering, pursuant to which the Borrower certifies the extent to which the Net Cash Proceeds of the Lingo Offering has been invested in, and retained by, the Lingo Subsidiary and the Restricted Subsidiaries of the Lingo Subsidiary.

“Lingo Offering”: (a) any public offering of the capital stock of the Lingo Subsidiary (“Lingo Stock”) involving securities issued or sold in excess of $50,000,000, before discounts, commissions and expenses or (b) any private offering of Lingo Stock involving securities issued or sold in excess of $15,000,000, before discounts, commissions and expenses; provided, that, any such transaction described in the foregoing clauses (a) and (b) shall constitute a “Lingo Offering” only if the Borrower complies with the requirements of Section 2.7(b) with respect thereto.

“Lingo Prepayment Date”: as defined in Section 2.7(b).

“Lingo Prepayment Option Notice”: as defined in Section 2.7(b).

“Lingo Proceeds”: as defined in Section 2.7(b).

“Lingo Pro-Rata Prepayment Offer Amount”: as defined in Section 2.7(b).

“Lingo Subsidiary”: an existing or to-be-formed Subsidiary of the Borrower, which shall be a Restricted Subsidiary and shall (a) own, either directly or through one or more other directly or indirectly wholly-owned Subsidiaries, all or substantially all of the assets, or recognize all or substantially all of the revenue and expenses from operations, relating to the “Lingo” brand name and is or will be engaged primarily in business and activities reasonably related thereto and (b) is designated by the Borrower as the Lingo Subsidiary in a notice given by the Borrower to the Administrative Agent. In any reference in this Agreement to the transfer of assets to, or disposition of assets by, the “Lingo Subsidiary”, such term shall include the Subsidiaries of the Lingo Subsidiary described in clause (a) of the preceding sentence.

“Loan”: as defined in Section 2.1.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Parties”: Parent, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Marketable Securities”: (i) Government Securities that have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 180 days after the date of acquisition issued by a corporation (other than an Affiliate of Parent) with a rating, at the time as of which any investment therein is made, of “P-1” or higher according to Moody’s Investors Service, Inc., or “A-1” or higher according to Standard & Poor’s Rating Group (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); (iv) any banker’s acceptance or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 30 days for Government Securities entered into with an Eligible Institution; and (vi) any fund at least 95% of the assets of which consist of investments of the types described in clauses (i) through (v) above.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any applicable Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Parent or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of, without duplication, (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale and any relocation or severance expenses incurred as a result thereof, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Parent and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; (v) appropriate amounts to be provided by Parent or any of its Restricted Subsidiaries as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and (vi) any reserves that the Board of Directors of Parent determines in good faith should be made in respect of the sale price of the property or assets subject to such Asset Sale for post-closing adjustments, provided that upon resolution of any such adjustments any reserves, to the extent such reserves exceed any amounts paid as a result of such adjustment, shall become Net Cash Proceeds; and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Parent or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Disclosure Acknowledgement Agreements”: as defined in Section 9.10.

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Non-U.S. Lender”: as defined in Section 2.15(d).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Obligors”: collectively, Parent and the Borrower.

“Officer’s Certificate”: with respect to the Borrower or Parent, a certificate signed by the Chairman, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Borrower or Parent (as applicable) and delivered to the Administrative Agent.

“Opinion of Counsel”: a written opinion of counsel, who may be counsel for Parent or the Borrower, including an employee of Parent or the Borrower, and who shall be acceptable to the Administrative Agent.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Indebtedness to Consolidated Cash Flow Ratio”: as defined in Section 6.2.

“Parent Indenture”: the Indenture, dated as of October 15, 1999, between Parent and First Union National Bank, as trustee, pursuant to which Parent’s 12¾% Series B Senior Notes due 2009 are outstanding.

“Participant”: as defined in Section 9.6(b).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the principal amount of such Lender’s Loan then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Permitted Business”: the business of (i) transmitting, or providing services, including consulting services, relating to the transmission of, voice, video or data through owned or leased transmission facilities or through wireless or internet protocols and facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in clause (i) or (ii) above; provided that the determination of what constitutes a Permitted Business shall be made in good faith by the Board of Directors of Parent, whose determination shall be conclusive and evidenced by a Board Resolution.

“Permitted Investment”: (i) an Investment in a Restricted Subsidiary of Parent or a Person which will, upon the making of such Investment, become a Restricted Subsidiary of Parent or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Parent or a Restricted Subsidiary of Parent; (ii) any Investment in Marketable Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of Parent or its Restricted Subsidiaries and that do not in the aggregate exceed $5,000,000 at any time outstanding; (v) stock, obligations or securities received in satisfaction of judgments or received in connection with the restructuring or workout of obligations of, or the bankruptcy of, suppliers, or customers, or received pursuant to a plan of reorganization of any supplier or customer in settlement of delinquent obligations or disputes with customers or suppliers; (vi) any Investments arising under Currency Agreements and Interest Rate Agreements designed solely to protect Parent or any of its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; (vii) any Guarantee of the Loans; (viii) Investments in any Person or Persons received as consideration for Asset Sales by Parent or any of its Restricted Subsidiaries to the extent permitted under Section 6.8; (ix) Investments in any Person at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed 10.0% of Parent’s total consolidated assets; (x) an Investment in no more than one entity identified in an Officer’s Certificate delivered to the Administrative Agent equal to the excess of (i) the Fair Market Value of the Voting Stock and other Investments remaining in such entity upon the date it no longer constitutes a Restricted Subsidiary over (ii) the amount that would then be permitted to be made as a Restricted Payment or Permitted Investment under Section 6.3 and this definition of “Permitted Investments”; provided that the amount of such excess shall be included in calculating whether the conditions of clause (C) of the first paragraph of Section 6.3 have been met with respect to any subsequent Restricted Payments; and (xi) Investments existing on January 16, 2004.

“Permitted Liens”: (i) Liens for taxes, assessments, governmental charges or claims that are not yet delinquent that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, trade contracts, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of Parent or any of its Restricted Subsidiaries, taken as a whole; (vi) Liens (including extensions and renewals thereof) upon real or personal property purchased or leased after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in compliance with Section 6.2 (1) to finance the cost (including the cost of design, development, construction, acquisition, installation, improvement or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Parent and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Parent or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of Parent or any Restricted Subsidiary other than the property or assets acquired and were not created in contemplation of such transaction; (xii) Liens in favor of Parent or any Restricted Subsidiary; (xiii) Liens arising from the rendering of an interim or final judgment or order against Parent or any Restricted Subsidiary of Parent that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business in accordance with past practice of Parent and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens existing on the Closing Date and listed on Schedule 1.1; (xix) [reserved]; (xx) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iv) of paragraph (b) of Section 6.2; provided that such Liens do not extend to or cover any property or assets of Parent or any Restricted Subsidiary of Parent other than the property or assets or, in the case of accounts receivables and inventories and to the extent covered by the terms of the Indebtedness being refinanced, properties or assets of the same category as the property or assets, securing the Indebtedness being refinanced; (xxi) Liens on the property or assets of a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary which Indebtedness is permitted under this Agreement; (xxii) Liens created pursuant to the Security Documents; (xxiv) Liens securing Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing, in each case to the extent such Liens are on the pollution control or abatement facilities or other property being constructed, installed or financed; (xxv) Liens extending, renewing or replacing any of the foregoing Liens, provided that the principal amount of Indebtedness or other obligation secured by such Lien is not increased or the maturity thereof shortened and such Lien is not extended to cover additional Indebtedness, obligations or property (other than, in the case of accounts receivables and inventories, property of the same category to the extent the terms of the Lien being extended, renewed or replaced extended to or covered such category of property); and (xxvi) Liens on any proceeds (including without limitation insurance, condemnation, eminent domain and analogous proceeds) or products of any property or assets a Lien over which is a Permitted Lien as referred to in clauses (i) through (xxv) above.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

“Priority Indebtedness”: (a) any Indebtedness of any Subsidiary of the Borrower and (b) any Indebtedness of Parent or any of its Subsidiaries (including Indebtedness in respect of the Loans) which is secured by any Lien on any of the assets or properties of any character

(including, without limitation, licenses and trademarks) of Parent or any of its Subsidiaries, or on any shares of Capital Stock or Indebtedness of any Subsidiary of Parent; provided, that Priority Indebtedness shall not include Indebtedness owing by any Subsidiary to Parent, the Borrower or any Subsidiary Guarantor.

“Priority Indebtedness to Consolidated Cash Flow Ratio”: as defined in Section 6.2.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Pro Forma Consolidated Cash Flow”: with respect to an Obligor, for any period, the Consolidated Cash Flow of such Obligor for such period calculated on a pro forma basis to give effect to any Asset Disposition or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) by such Obligor during such period as if such Asset Disposition or Asset Acquisition had taken place on the first day of such period.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Money Obligations”: with respect to each Person, obligations, other than those under Capitalized Leases, Incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Redeemable Stock”: any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Senior Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Senior Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Senior Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “Asset Sale” or “Change of Control” occurring prior to the Stated Maturity of the Senior Notes will not constitute Redeemable Stock if the “Asset Sale” or “Change of Control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 1017 and 1010 of the Senior Note Indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Borrower’s repurchase of such Senior Notes as are required pursuant to Section 1017 and Section 1010 of the Senior Note Indenture.

“Register”: as defined in Section 9.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.3. Any Restricted Payments made other than in cash shall be valued at Fair Market Value.

“Restricted Subsidiary”: with respect to any Obligor, means any Subsidiary of such Obligor (including, in the case of Parent, the Borrower) other than an Unrestricted Subsidiary.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, any Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Security Interest Approval Pending Subsidiary”: each Subsidiary of the Borrower which, in the good faith opinion of the Borrower, must obtain the approval of, or give a notice to, a Governmental Authority before granting a security interest in such Subsidiary’s assets pursuant to the Guarantee and Collateral Agreement.

“Security Interest Approval Notice”: in respect of each Security Interest Approval Pending Subsidiary, a written notice from the Borrower to the Administrative Agent advising that approval has been issued (or deemed issued, in the case of any Governmental Authority whose approval is effective upon notice to such Governmental Authority) by the relevant Governmental Authorities permitting the grant by such Subsidiary pursuant to the Guarantee and Collateral Agreement of a security interest in such Subsidiary’s assets (other than any assets described in such Security Interest Approval Notice).

“Senior Note Indenture”: the Indenture, dated as of January 16, 2004, entered into by the Borrower and Parent, with Wachovia Bank, National Association, as trustee, in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or Parent in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.

“Senior Notes”: the Borrower’s 8% Series B Senior Notes due 2014 issued pursuant to the Senior Note Indenture.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Guarantor and any Qualified Counterparty.

“Stated Maturity”: (i) with respect to any Indebtedness, the fixed date on which the final scheduled installment of principal of such Indebtedness is due and payable in accordance with the terms thereof and (ii) with respect to any scheduled installment of principal of or interest on any Indebtedness, the fixed date on which such installment is due and payable in accordance with the terms thereof.

“Subordinated Indebtedness”: (i) with respect to the Borrower, Indebtedness of the Borrower subordinated in right of payment to the Loans and (ii) with respect to Parent, Indebtedness of Parent subordinated in right of payment to Parent’s Guarantee pursuant to the Guarantee and Collateral Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Syndication Agent”: as defined in the preamble hereto.

“Trade Payables”: any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by Parent or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

“Transaction Date”: with respect to the Incurrence of any Indebtedness by Parent, the Borrower or any of its Restricted Subsidiaries that is a Subsidiary Guarantor, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Transferee”: as defined in Section 9.14.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unclaimed Excess Proceeds”: the amount of Excess Proceeds (as defined in the Senior Note Indenture as in effect on the date hereof) remaining immediately after the required portion of such Excess Proceeds is used to prepay the Loans in accordance with Section 2.7 and to make and consummate an offer to purchase Senior Notes in accordance with Section 1017 of the Senior Note Indenture.

“Unrestricted Subsidiary”: (i) any Subsidiary of Parent (other than the Borrower) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Parent may designate any Restricted Subsidiary of Parent (including any newly acquired or newly formed Subsidiary of Parent) other than the Borrower to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Parent or any Restricted Subsidiary; provided that (A) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under Section 6.3, and (B) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness. The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that immediately after giving effect to such designation (x) (1) in the case of Subsidiaries of Parent that are not also Subsidiaries of the Borrower, Parent could Incur $1.00 of additional Indebtedness under clause (i) of paragraph (a) of Section 6.2 and (2) in the case of Subsidiaries of the Borrower, the Borrower could Incur $1.00 of additional Indebtedness under clause (ii) of paragraph (a) of Section 6.2 and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administration Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unrestricted Subsidiary Indebtedness”: Indebtedness of any Unrestricted Subsidiary (i) as to which neither Parent nor any Restricted Subsidiary is directly or indirectly liable (by virtue of Parent or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of Parent or any Restricted Subsidiary to declare, a default on such Indebtedness of Parent or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Voting Stock”: with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Parent, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1. Commitments. Subject to the terms and conditions hereof, the Lenders severally agree to make term loans (each, a “Loan”) to the Borrower on the Closing Date in an amount for each Lender not to exceed the amount of the Commitment of such Lender. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

2.2. Procedure for Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date. The Loans made on the Closing Date shall initially be Base Rate Loans, and no Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date which is 3 Business Days after the Closing Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

2.3. Repayment of Loans. (a) The Loan of each Lender shall mature in 24 consecutive quarterly installments, commencing on June 30, 2005, each of which shall be in an amount equal to such Lender’s Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
June 30, 2005	250,000
September 30, 2005	250,000
December 31, 2005	250,000
March 31, 2006	250,000
June 30, 2006	250,000
September 30, 2006	250,000
December 31, 2006	250,000
March 31, 2007	250,000
June 30, 2007	250,000
September 30, 2007	250,000
December 31, 2007	250,000
March 31, 2008	250,000
June 30, 2008	250,000
September 30, 2008	250,000
December 31, 2008	250,000
March 31, 2009	250,000
June 30, 2009	250,000

Installment	Principal Amount
September 30, 2009	250,000
December 31, 2009	250,000
March 31, 2010	250,000
June 30, 2010	250,000
September 30, 2010	250,000
December 31, 2010	250,000
February 18, 2011	94,250,000

(b) Notwithstanding the foregoing, if the aggregate principal amount of Loans made on the Closing Date is less than the aggregate amount of the Commitments, the amount of each relevant principal installment set forth in paragraph (a) above shall be proportionally reduced to reflect such lesser amount so borrowed.

2.4. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of the Loan of such Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the Register shall control in the event of conflict; provided, further, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing the Loan of such Lender, substantially in the form of Exhibit F (a “Note”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.5. Fees, etc. (a) The Borrower agrees to pay to the Syndication Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Syndication Agent.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.6. Optional Prepayments. (a) The Borrower may not optionally prepay the Loans at any time prior to the first anniversary of the Closing Date. The Borrower may at any time and from time to time on or after the first anniversary of the Closing Date prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b) Each optional prepayment in respect of the Loans on or prior to the fourth anniversary of the Closing Date shall be accompanied by a prepayment fee equal to (i) if such prepayment is made on or after the first anniversary of the Closing Date (or on or after the Closing Date in the case of a prepayment upon a Change of Control) and prior to the second anniversary of the Closing Date, 3% of the principal amount that is the subject of such prepayment, (ii) if such prepayment is made on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, 2% of the principal amount that is the subject of such prepayment and (iii) if such prepayment is made on or after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, 1% of the principal amount that is the subject of such prepayment. For purposes of this Section, any prepayment of the Loans upon the refinancing thereof (whether with proceeds of equity or Indebtedness) or upon the occurrence of a Change of Control shall be deemed to be an optional prepayment. Any prepayment pursuant to Section 2.6(b) after the fourth anniversary of the Closing Date may be made without premium or penalty.

2.7. Mandatory Prepayments (a) Except for dispositions of Capital Stock of the Lingo Subsidiary in the Lingo Offering (which shall be governed by Section 2.7(b)), not less than 30 days prior to any day (each, an “Indenture Prepayment Date”) on which an amount equal to all or any portion of the Net Cash Proceeds of any Asset Sale would be required by the Senior Note Indenture to be subject to an offer to purchase outstanding notes of the Borrower, including the Senior Notes (the amount to be so applied, the “Asset Sale Prepayment Amount”), the Borrower shall give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (each, an “Asset Sale Prepayment Option Notice”) as described below in this paragraph. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender an Asset Sale Prepayment Option Notice, which will include an offer by the Borrower to prepay, at par, without premium or penalty, on the date that is ten days prior to the Indenture Prepayment Date, the Loan of such Lender by an amount equal to such Lender’s Percentage of the Asset Sale Prepayment Amount. Each Lender shall return a completed Asset Sale Prepayment Option Notice to the Administrative Agent no later than three Business Days prior to the mandatory prepayment date specified in the applicable Asset Sale Prepayment Option Notice (each an “Asset Sale Mandatory Prepayment Date”), with the failure to so return such notice being deemed to constitute a rejection of the relevant prepayment offer. On each Asset Sale Mandatory Prepayment Date, the Borrower shall pay to the Lenders the aggregate amount necessary to prepay that portion of the outstanding Loans in respect of which such Lenders have accepted prepayment as described above in this paragraph.

(b) Not less than 10 days after the receipt by Parent or any of its Subsidiaries of any Net Cash Proceeds of the Lingo Offering (“Lingo Proceeds”), unless on or prior to such date the Borrower shall have executed and delivered to the Administrative Agent a Lingo Investment Certificate in respect of 100% of the Lingo Proceeds, the Borrower shall give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (a “Lingo Prepayment Option Notice”) as described below in this paragraph. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Lingo Prepayment Option Notice, which will include an offer by the Borrower to prepay on the date (the “Lingo Prepayment Date”) set forth in the Lingo Prepayment Option Notice (the Lingo Prepayment Date being in any event not less than 20, and not more than 30, days after such Lingo Prepayment Option Notice is sent to the Lenders), the portion of the Loan of such Lender in an amount equal to such Lender’s Percentage of the amount of Lingo Proceeds not covered by the Lingo Investment Certificate (the “Lingo Pro-Rata Prepayment Offer Amount”). Each Lender shall return a Lingo Prepayment Option Notice to the Administrative Agent completed to indicate acceptance of all, part or none of the Lingo Pro-Rata Prepayment Offer Amount no later than three Business Days prior to the Lingo Prepayment Date, with the failure to so return such notice being deemed to constitute a rejection of the prepayment offer. On the Lingo Prepayment Date, the Borrower shall pay to the Lenders the aggregate amount necessary to prepay, consistent with the terms hereof, that portion of the outstanding Loans in respect of which such Lenders have accepted prepayment as described above in this paragraph.

(c) Each prepayment of a Loan pursuant to this Section 2.7 shall be applied to the remaining installments thereof, ratably in accordance with the outstanding amounts thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(d) Any prepayment pursuant to Section 2.7(b) on or prior to the fourth anniversary of the Closing Date shall be accompanied by a prepayment fee equal to (i) if such prepayment is made prior to the second anniversary of the Closing Date, 3% of the principal amount of such accepted prepayment, (ii) if such prepayment is made on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, 2% of the principal amount of such accepted prepayment and (iii) if such prepayment is made on or after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, 1% of the principal amount of such accepted prepayment. Any prepayment pursuant to Section 2.7(b) after the fourth anniversary of the Closing Date may be made without premium or penalty.

2.8. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled maturity date of the Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled maturity date of the Loans, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9. Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.10. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder (excluding principal) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.11. Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a) or Section 2.10(b).

2.12. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.13. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Percentages of the Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Except as provided in Section 2.7, each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by such Lenders, and shall be applied to the installments of the Loans in the order of the scheduled maturities of such installments and ratably in accordance with the outstanding amounts thereof. Amounts prepaid on account of the Loans may not be reborrowed.

(c) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

2.14. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any increased costs or reduced amounts paid or incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled, setting forth in such notice, in reasonable detail, the basis and calculation of such amount.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent), setting forth in such certificate, in reasonable detail, the basis and calculation of such amount, shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from

U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If a Lender receives a refund, credit or other tax benefit for which a payment has been made by the Borrower pursuant to this Section 2.15, which refund, credit or other tax benefit in the good faith judgment of such Lender is attributable to such payment made by the Borrower, then such Lender shall reimburse the Borrower for such amount as such Lender determines in good faith to be the proportion of the refund, credit or other tax benefit as will leave it, after such reimbursement, in the same position it would have been in if the payment of such tax and any payment by the Borrower under this Section 2.15 had not been made.

2.16. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest

Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

2.18. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15(a) or 2.17 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.14, 2.15(a) or 2.17.

2.19. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15 or gives a notice of illegality pursuant to Section 2.17 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.17, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 (as though Section 2.16 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Parent and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

3.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Parent as at September 30, 2004 (the “Pro Forma Balance Sheet”), copies of which have heretofore been made available to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated consolidated financial position of Parent as at September 30, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Parent as at December 31, 2002 and December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on December 31, 2001, December 31, 2002 and December 31, 2003, reported on by and accompanied by an unqualified report from Deloitte & Touche, copies of which have heretofore been made available to each Lender, present fairly the consolidated financial condition of Parent as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Parent as at September 30, 2004, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, copies of which have heretofore been made available to each Lender, present fairly the consolidated financial condition of Parent as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Parent, the Borrower and its Subsidiaries do not have any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2003 to and including the date hereof there has been no Disposition by Parent of any material part of its business or Property.

3.2. No Change. Except as set forth in the Confidential Information Memorandum, since December 31, 2003 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3. Corporate Existence; Compliance with Law. Each of Parent, the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and is in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5. No Legal Bar. Subject to the information set forth on Schedules 3.4, 3.15(b) and 3.15(c), the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Parent, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6. No Material Litigation. Except as set forth on Schedule 3.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent or the Borrower, threatened by or against Parent, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7. No Default. Except as set forth on Schedule 3.7 hereto, neither Parent, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8. Ownership of Property; Liens. Each of Parent, the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.7.

3.9. Intellectual Property. Parent, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to own or possess licenses to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Parent or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by Parent, the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect, except where such infringements, if any, could not reasonably be expected to have a Material Adverse Effect.

3.10. Taxes. Except as set forth on Schedule 3.10, each of Parent, the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent, the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of Parent and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

3.12. Labor Matters. There are no strikes or other labor disputes against Parent, the Borrower or any of its Subsidiaries pending or, to the knowledge of Parent or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Parent, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Parent, the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Parent, the Borrower or the relevant Subsidiary.

3.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.15. Subsidiaries. (a) The Subsidiaries listed on Schedule 3.15(a) constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 3.15(a) sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Parent, the Borrower or any Subsidiary, except as disclosed on Schedule 3.15(a).

(b) Schedule 3.15(b) sets forth (i) the name of each Subsidiary of the Borrower (other than (x) Excluded Foreign Subsidiaries and (y) Primus Telecommunications of Virginia, Inc., a Virginia corporation and a subsidiary of PRIMUS Telecommunications, Inc., a Delaware corporation) and (ii) identifies any Subsidiary that is a Guarantee Approval Pending Subsidiary or a Security Interest Approval Pending Subsidiary.

(c) Schedule 3.15(c) lists, as to each Guarantee Approval Pending Subsidiary and each Security Interest Approval Pending Subsidiary, the actions required to be taken to obtain requisite approvals of Governmental Authorities to permit such Subsidiary to incur obligations as a Guarantor under the Guarantee and Collateral Agreement or to grant security interests in its assets pursuant to the Guarantee and Collateral Agreement, as the case may be. The documentation required to request the approvals described in Schedule 3.15(c) with respect to such Subsidiary is substantially complete and has been sent to the relevant Governmental Authorities or is being sent to the relevant Governmental Authorities concurrently with the occurrence of the Closing Date.

(d) On the Closing Date, the Parent and the Borrower has no Unrestricted Subsidiaries.

3.16. Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes.

3.17. Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any applicable Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair market value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any proceeding regarding any notice of violation or alleged violation) under or relating to any applicable Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar applicable Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is a party to or, to the knowledge of the Borrower, subject to, any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any applicable Environmental Law.

(f) To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law or with respect to any Material of Environmental Concern.

3.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, or certificate made available to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so made available (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in this Agreement or the Schedules hereto, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents and certificates furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the

Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock and related stock powers are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a)-1 (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings and actions as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings and actions (subject to Section 5.12) have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent perfection can be accomplished by Domestic Perfection Actions), as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.7). Schedule 3.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 3.19(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements in respect of each UCC Financing Statement listed in Schedule 3.19(a)-3.

(b) Schedule 3.19(b) lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000.

3.20. Solvency. Each of Parent, Borrower and the Borrower’s Significant Subsidiaries is, as of the date of this Agreement, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will continue to be, Solvent.

SECTION 4. CONDITIONS PRECEDENT

The agreement of each Lender to make the Loan to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Parent and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Parent, the Borrower and each Subsidiary listed on Schedule 3.15(b) and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated balance sheets as of December 31, 2002 and December 31, 2003, and an audited consolidated statement of income and of cash flows of Parent for the 2001, 2002 and 2003 fiscal years and (iii) unaudited interim consolidated financial statements of Parent for each quarterly period ended March 31, 2004, June 30, 2004 and September 30, 2004; and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Parent, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(c) Approvals; Certificates. (i) All material governmental and third party approvals necessary in connection with the continuing operations of Parent, the Borrower and its Subsidiaries (other than the approvals described in Schedule 3.15(c)) shall have been obtained and be in full force and effect, and the Administrative Agent shall have received a certificate of the Borrower to the foregoing effect; and (ii) the Administrative Agent shall have received a certificate of the Borrower to the effect that the documentation required to request the approvals described in Schedule 3.15(c) is substantially complete and has been sent to the relevant Governmental Authorities or is being sent to the relevant Governmental Authorities concurrently with the occurrence of the Closing Date.

(d) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrower, of (i) the Senior Note Indenture, (ii) the Parent Indenture, and (iii) such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), upon the occurrence of the Closing Date. Such amounts will be paid, in whole or in part, at the Borrower’s discretion, with proceeds of Loans made on the Closing Date and the payment in full of all amounts required to be paid will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Business Plan. Parent has made available for the review of the Lenders the business plan of Parent and its Subsidiaries for fiscal years 2005-2010; provided, certain Lenders have determined to refrain from receiving such materials and Parent is under no obligation to deliver or require the delivery of such materials to each or any Lender.

(g) [Reserved]

(h) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 6.7.

(i) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(j) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Hogan & Hartson L.L.P., counsel to Parent, the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1; and

(ii) the legal opinion of Swidler Berlin LLP, regulatory counsel to Parent, the Borrower and its Subsidiaries, substantially in the form of Exhibit E-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.

(k) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.7), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(n) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information reasonably required by the Lenders and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

(o) Indenture Compliance. The Administrative Agent shall have received a certificate of the Borrower evidencing that the incurrence of the Loans does not violate the Senior Note Indenture or the Parent Indenture.

(p) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(q) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

The borrowing by the Borrower of the Loans on the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4 have been satisfied, except for any conditions that have been waived.

SECTION 5. AFFIRMATIVE COVENANTS

Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, each of Parent and the Borrower shall and shall cause each of its Subsidiaries to:

5.1. Financial Statements. Furnish to the Administrative Agent in electronic form:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Parent, a copy of the audited consolidated balance sheet of Parent as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on by Deloitte & Touche or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Parent, the unaudited consolidated balance sheet of Parent as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); and

(c) furnish to the Administrative Agent, in connection with each posting pursuant to clause (b) above, a certificate by a Responsible Officer certifying that the financial statements posted are fairly stated in all material respects (subject to normal year-end audit adjustments).

5.2. Certificates; Other Information. Furnish to the Administrative Agent or, in the case of clause (f), to the relevant Lender:

(a) [reserved];

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by Parent, the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Parent, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(c) within 45 days after the end of each fiscal quarter of Parent ending on March 31, June 30 or September 30, and within 90 days after the end of the fiscal quarter of Parent ended on December 31, a narrative discussion and analysis of the financial condition and results of operations of Parent and its Subsidiaries for such fiscal quarter, as compared to the comparable period of the previous year; for the avoidance of doubt, such information as is furnished in reports filed by Parent with the SEC under the caption “Management’s Discussion and Analysis of Results of Operations and Financial Condition” shall satisfy such requirement in full;

(d) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture;

(e) within five days after the same are sent, copies of all financial statements and reports that Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, made available to the Administrative Agent in electronic form copies of all financial statements and reports that Parent or the Borrower may make to, or file with, the SEC; and

(f) promptly, such additional financial information as any Lender may from time to time reasonably request; provided such Lender shall have agreed and remained in compliance with Section 9.14 hereunder.

5.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Parent, the Borrower or its Subsidiaries, as the case may be.

5.4. Conduct of Business and Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.1 and except, in the case of clause (i) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5. Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all financial transactions in relation to its business and activities and (b) permit representatives of any Lender that has agreed and remained in compliance with Section 9.14 hereunder to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable advance notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Parent, the Borrower and its Subsidiaries with officers of Parent, the Borrower and its Subsidiaries and with its independent certified public accountants.

5.7. Notices. Promptly give notice to the Administrative Agent and each Lender that has agreed and remained in compliance with Section 9.14 hereunder of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of Parent, the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Parent, the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting Parent, the Borrower or any of its Subsidiaries that arises after the Closing Date (i) in which the Parent or the Borrower reasonably determines that the amount involved is $5,000,000 or more and the applicable insurance company has denied coverage, (ii) in which injunctive or similar relief is sought and, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) as soon as possible and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower and its Subsidiaries, in the aggregate, of an amount in excess of $ 5,000,000; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the Borrower; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Parent, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding applicable Environmental Laws.

5.9. Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by Parent, the Borrower or any of its Subsidiary Guarantors or any Subsidiary that is required pursuant to Section 5.9(b) to be a Subsidiary Guarantor (other than (w) any Property of the Lingo Subsidiary at any time after a Lingo Offering, (x) any real property or any Property described in paragraph (c) of this Section, (y) any Property subject to a Lien of a type described in clause (vi) or (xi) of the definition of “Permitted Liens” and (z) all assets as to which a security interest cannot be perfected by filing in the United States or by delivering stock certificates or other Collateral in the United States) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, no less often than on a quarterly basis (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. Notwithstanding the foregoing, Parent, the Borrower and its Subsidiaries shall not be required to grant security interests in any assets (other than Accounts) of any Security Interest Approval Pending Subsidiary until delivery to the Administrative Agent of a Security Interest

Approval Notice in respect of such assets, and Parent, the Borrower and its Subsidiaries shall not be required to grant security interests in any assets acquired after the Closing Date until any required approvals of Governmental Authorities for such actions shall be received.

With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by Parent, the Borrower or any of its Subsidiary Guarantors or any Subsidiary that is required pursuant to Section 5.9(b) to be a Subsidiary Guarantor (other than any such real property (x) owned by (I) an Excluded Foreign Subsidiary or (II) the Lingo Subsidiary at any time after a Lingo Offering or (y) subject to a Lien of a type described in clause (vi) or (xi) of the definition of “Permitted Liens”), no less often than on a quarterly basis, (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, Parent, the Borrower and its Subsidiaries shall not be required to grant security interests in any real property assets acquired after the Closing Date until any required approvals of Governmental Authorities for such actions shall be received.

(b) With respect to any new Subsidiary (other than (x) the Lingo Subsidiary at any time after a Lingo Offering and (y) any Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by Parent, the Borrower or any of its Subsidiary Guarantors or any Subsidiary that is required pursuant to Section 5.9(b) to be a Subsidiary Guarantor, no less often than on a quarterly basis, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly by Parent, the Borrower or any of its Subsidiary Guarantors or any Subsidiary that is required pursuant to Section 5.9(b) to be a Subsidiary Guarantor, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Parent, the Borrower or such Subsidiary Guarantor or any Subsidiary that is required pursuant to Section 5.9(b) to be a Subsidiary Guarantor, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary subject to the terms and conditions of the Guarantee and Collateral Agreement, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, (i) no Guarantee Approval Pending Subsidiary or Security Interest Approval Pending Subsidiary shall be required to take the actions described above in this paragraph until delivery to the Administrative Agent of a Guarantee Approval Notice in respect of such Guarantee Approval Pending Subsidiary or a Security Interest Approval Notice in respect of such Security Interest Approval Pending Subsidiary, as applicable, and (ii) Parent, the Borrower and its Subsidiaries shall not be required to take the actions described above in this paragraph in respect of any new Subsidiary created or acquired after the Closing Date until any required approvals of Governmental Authorities for such actions shall be received.

(c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by, and owned directly by, Parent, the Borrower or any of its Subsidiary Guarantors or any Subsidiary that is required pursuant to Section 5.9(b) to be a Subsidiary Guarantor (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly by Parent, the Borrower or any of its Subsidiary Guarantors or any Subsidiary that is required pursuant to Section 5.9(b) to be a Subsidiary Guarantor (other than any Excluded Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Parent, the Borrower or such Subsidiary Guarantors or any Subsidiary that is required pursuant to Section 5.9(b) to be a Subsidiary Guarantor, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, Parent, the Borrower and its Subsidiaries shall not be required to take the actions described above in this paragraph until any required approvals of Governmental Authorities for such actions shall be received.

5.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.11. Approvals of Governmental Authorities. Use its best efforts to apply for and obtain as promptly as practicable after the Closing Date all approvals of Governmental Authorities required such that each Guarantee Approval Pending Subsidiary is permitted to incur obligations as Guarantor under the Guarantee and Collateral Agreement and each Security Interest Approval Pending Subsidiary is permitted to grant security interests in its assets pursuant to the Guarantee and Collateral Agreement; as promptly as practicable after receiving all approvals of Governmental Authorities necessary to permit any Guarantee Approval Pending Subsidiary to incur obligations as Guarantor under the Guarantee and Collateral Agreement, deliver a Guarantee Approval Notice to the Administrative Agent in respect thereof; as promptly as practicable after receiving all approval of Governmental Authorities necessary to permit any Security Interest Approval Pending Subsidiary to grant security interests in any portion of its assets pursuant to the Guarantee and Collateral Agreement, deliver a Security Interest Approval Notice to the Administrative Agent in respect thereof; as promptly as practicable after creating or acquiring any new Subsidiary required by Section 5.9 to become a party to the Guarantee and Collateral Agreement, use its best efforts to obtain any approvals of Governmental Authorities necessary to permit the actions required by Section 5.9 in respect of such Subsidiary and its assets and give prompt notice to the Administrative Agent of the receipt of such approvals; and as promptly as practicable after acquiring any assets required by Section 5.9 to become Collateral, use its best efforts to obtain any approvals of Governmental Authorities necessary to permit the actions required by Section 5.9 in respect of such assets and give prompt notice to the Administrative Agent of the receipt of such approvals.

5.12. Post Closing Items. (a) As promptly as practicable after the Closing Date, and in any event not later than 30 days after the Closing Date, deliver to the Administrative Agent, to be held by it as Collateral under the Guarantee and Collateral Agreement, (i) all promissory notes evidencing Indebtedness, in an amount greater than $100,000 per promissory note, owing by any Subsidiary of the Borrower to Parent, the Borrower or any Subsidiary Guarantor, together with appropriate indorsements with respect thereto, to the extent such promissory notes and indorsements are not delivered to the Administrative Agent on the Closing Date (it being agreed that this provision does not require the execution and delivery of any promissory notes to evidence any inter-company Indebtedness that is not now evidenced by a promissory note) and (ii) stock certificates representing Capital Stock of the following Subsidiaries pledged pursuant to the Guarantee and Collateral Agreement : PRIMUS Telecommunications de Mexiko SA de CV, 3620212 Canada, Inc., Primus Japan KK, Telegroup Japan KK, Global Access Pty Ltd., Stubbs Ltd., Primus Telecom SA de C.V., Communicacoes do Brasil Ltda., P1do Brasil LTDA, Global Telephone Holding Inc. and St. Thomas & San Juan Telephone Company, Inc.

(b) As promptly as practicable after the Closing Date, and in any event not later than 30 days after the Closing Date, cause to be executed and delivered control agreements, in form and substance reasonably satisfactory to the Administrative Agent, in respect of each deposit account and securities account (as such terms are defined in the Uniform Commercial Code in New York) in respect of each deposit account and securities account in which Parent, the Borrower or any of the Subsidiary Guarantors maintains cash or investments in an aggregate amount exceeding $500,000, (other than Account No. 24900074 maintained at Bank of America, N.A. as collateral for overdrafts and letters of credit).

(c) Use commercially reasonable efforts to deliver to the Administrative Agent within 30 days after the Closing Date, to be held by it as Collateral under the Guarantee and Collateral Agreement, stock certificates representing Capital Stock of Globility Com and Direct Internet Private Limited pledged pursuant to the Guarantee and Collateral Agreement.

(d) Within 30 days after the Closing Date, use best efforts (i) to cause to be executed a valid assignment agreement of patent application no. 60/555,321 in favor of the Borrower or one of the Guarantors and (ii) as promptly as practicable after such assignment agreement has been executed, to cause to be executed a grant of security interest in such patent to be filed in the United States Patent and Trademark Office.

(e) Contemporaneously with the delivery of the items described in paragraphs (a), (b), (c) and (d) above in this Section, cause to be delivered to the Administrative Agent a legal opinion of the Borrower’s counsel, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the perfection of the security interest of the Administrative Agent in the collateral referred to in paragraphs (a), (b), (c) and (d) above in this Section.

SECTION 6. NEGATIVE COVENANTS

Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder:

6.1. Obligors May Consolidate, Etc., Only on Certain Terms. Neither of the Obligors shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into such Obligor and it will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of such Obligor’s properties and assets or of such Obligor and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless:

(1)	either (A) such Obligor shall be the continuing Person, or (B) the Person (if other than such Obligor) formed by such consolidation or into which it is merged or that acquired or leased such property and assets of such Obligor will be a corporation, partnership or trust organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume all of the Obligations of such Obligor pursuant to agreements or other documents reasonably satisfactory to the Administrative Agent;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of either Obligor or any Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis (A) in the case of Parent, or any Person becoming the successor obligor to Parent, as the case may be, could Incur at least $1.00 of Indebtedness under clause (i) of paragraph (a) of Section 6.2 and (B) in the case of the Borrower, or any Person becoming the successor obligor to the Borrower, as the case may be, could Incur at least $1.00 of Indebtedness under clause (ii) of paragraph (a) of Section 6.2; and

(4)	such Obligor delivers to the Administrative Agent an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and Opinion of Counsel stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition complies with this Section 6.1 and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of Parent or the Borrower, as the case may be, whose determination shall be conclusive and evidenced by a Board Resolution, the principal purpose of such transaction is to change its state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Notwithstanding the foregoing paragraph, (A) the Borrower shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, Parent, (B) Parent shall not consolidate with, merge with on into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, the Borrower, and (C) at no time shall Parent have any direct Investment in any Restricted Subsidiary other than its ownership of the Voting Stock of the Borrower.

6.2. Limitation on Indebtedness. (a) Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, including Acquired Indebtedness (other than Existing Indebtedness and Indebtedness under the Loan Documents); provided, however, that:

(i) Parent may Incur Indebtedness, including Acquired Indebtedness but excluding Priority Indebtedness, if immediately thereafter the ratio (the “Parent Indebtedness to Consolidated Cash Flow Ratio”) of:

(A) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

(B) the Pro Forma Consolidated Cash Flow of Parent for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness that had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5.0 to 1.0;

(ii) the Borrower and any of its Restricted Subsidiaries may Incur Indebtedness, including Acquired Indebtedness but excluding Priority Indebtedness, if immediately thereafter the ratio (the “Borrower Indebtedness to Consolidated Cash Flow Ratio”) of:

(A) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

(B) the Pro Forma Consolidated Cash Flow of the Borrower for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness that had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 3.5 to 1.0; and

(iii) the Borrower and any of its Restricted Subsidiaries may Incur Priority Indebtedness, including Acquired Indebtedness, if immediately thereafter the ratio (the “Priority Indebtedness to Consolidated Cash Flow Ratio”) of:

(A) the aggregate principal amount (or accreted value, as the case may be) of Priority Indebtedness of the Borrower and its Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

(B) the Pro Forma Consolidated Cash Flow of the Borrower for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness that had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 2.0 to 1.0.

(b) Notwithstanding the foregoing, Parent, the Borrower and any other Restricted Subsidiary of Parent may Incur each and all of the following:

(i) Indebtedness of Parent or any of its Restricted Subsidiaries under one or more Credit Facilities (including the Loans) in an aggregate principal amount at any one time outstanding not to exceed the greater of:

(a)	$50,000,000; or

(b)	65% of Eligible Accounts Receivable, subject to any permanent reductions required by any other terms of this Agreement;

provided, that no Indebtedness Incurred pursuant to this clause (b)(i), other than Indebtedness in respect of the Loans, shall constitute Priority Indebtedness;

(ii) Indebtedness (including Guarantees) Incurred by Parent or a Restricted Subsidiary of Parent after the Closing Date to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of equipment used in a Permitted Business or ownership rights with respect to indefeasible rights of use or minimum investment units (or similar ownership interests) in domestic or transnational fiber optic cable or other transmission facilities, in each case purchased or leased by Parent or a Restricted Subsidiary of Parent after the Closing Date (including acquisitions by way of Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary of Parent to the extent of the Fair Market Value (as determined in good faith by the Board of Directors of Parent, whose determination shall be conclusive and evidenced by a Board Resolution) of such equipment, ownership rights or minimum investment units so acquired), provided, that the amount of Indebtedness incurred under this clause (ii) shall not exceed $50,000,000 in the aggregate at any one time outstanding;

(iii) Indebtedness of any Restricted Subsidiary of Parent to Parent or Indebtedness of Parent or any of its Restricted Subsidiaries to any other of its Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of Parent or any subsequent transfer of such Indebtedness permitted by this clause (iii) (other than to Parent or another Restricted Subsidiary of Parent) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness; and provided further that Indebtedness to a Restricted Subsidiary of Parent (other than the Borrower or a Subsidiary Guarantor) must be subordinated in right of payment to the Loans or any Guarantee thereof, as the case may be and, in the case of any Indebtedness other than intercompany Indebtedness arising out of ordinary course of business intercompany transactions, may not constitute Priority Indebtedness;

(iv) Indebtedness of Parent or a Restricted Subsidiary of Parent issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of Parent or a Restricted Subsidiary of Parent, other than Indebtedness Incurred under clauses (i), (iii), (v), (viii), (ix) and (x) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (iv) if

(A) in case the Loans are refinanced in part or the Indebtedness to be refinanced is pari passu with the Loans or any Guarantee thereof, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Loans or such Guarantee,

(B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Loans or any Guarantee thereof, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is made subordinate expressly in right of payment to the Loans or such Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Loans and such Guarantee,

(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may (1) Indebtedness of Parent be refinanced by means of any Indebtedness of any Restricted Subsidiary of Parent pursuant to this clause (iv) and (2) Indebtedness of the Borrower be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Borrower pursuant to this clause (iv); and

(D) such new Indebtedness may not constitute Priority Indebtedness except to the extent that, and in the same manner as, the Indebtedness to be refinanced or refunded is Priority Indebtedness;

(v) Indebtedness of Parent or any Restricted Subsidiary of Parent:

(A) in respect of performance, bid, surety or appeal bonds, completion guarantees or guarantees or warranty of contractual service obligations provided in the ordinary course of business, and letters of credit or banker’s acceptances supporting Trade Payables or covering workers’ compensation, errors and omissions insurance, bid and performance, appeal or similar obligations, in each case provided in the ordinary course of business;

(B) under Currency Agreements and Interest Rate Agreements; provided that such agreements:

(a)	are designed solely to protect Parent or any of its Restricted Subsidiaries against fluctuation in foreign currency exchange rates or interest rates, and

(b)	do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

(C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Parent or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Parent for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Parent or any Restricted Subsidiary of Parent in connection with such disposition;

(vi) Indebtedness of the Parent or its Restricted Subsidiaries, as applicable, to the extent that the net proceeds thereof promptly are deposited to defease, (x) in the case of Indebtedness of the Borrower, all of the Senior Notes as described under Article Fourteen of the Senior Note Indenture, (y) in the case of Indebtedness of the Parent, all of the debt securities of the Parent or one of its Restricted Subsidiaries (other than the Borrower) of a particular series pursuant to a comparable provision in such securities, or (z) in the case of Indebtedness of a Restricted Subsidiary of the Parent (other than the Borrower), all of the debt securities of that or another Restricted Subsidiary of Parent (other than the Borrower) of a particular series pursuant to a comparable provision in such securities; provided, that proceeds of Indebtedness of any Subsidiary Guarantor may not be used to defease any Indebtedness of any Person other than such Subsidiary Guarantor or another Subsidiary Guarantor;

(vii) Acquired Indebtedness not to exceed $100,000,000 at any one time outstanding; provided that, as a result of such incurrence:

(A) in the case of Acquired Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries, the Borrower Indebtedness to Consolidated Cash Flow Ratio at the time of the incurrence of such Acquired Indebtedness and calculated giving pro forma effect to such incurrence (in accordance with the definition of “Borrower Indebtedness to Consolidated Cash Flow Ratio”) and the related Asset Acquisition as if the same had occurred at the beginning of the most recently ended two fiscal quarters, would have been less than the Borrower Indebtedness to Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence and Asset Acquisition;

(B) in the case of Acquired Indebtedness incurred directly by Parent, the Parent Indebtedness to Consolidated Cash Flow Ratio at the time of the incurrence of such Acquired Indebtedness and calculated giving pro forma effect to such incurrence (in accordance with the definition of “Parent Indebtedness to Consolidated Cash Flow Ratio”) and the related Asset Acquisition as if the same had occurred at the beginning of the most recently ended two fiscal quarters, would have been less than the Parent Indebtedness to Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence and Asset Acquisition; and

(C) in the case of Acquired Indebtedness that is Priority Indebtedness, the Priority Indebtedness to Consolidated Cash Flow Ratio at the time of the incurrence of such Acquired Indebtedness and calculated giving pro forma effect to such incurrence (in accordance with the definition of “Priority Indebtedness to Consolidated Cash Flow Ratio”) and the related Asset Acquisition as if the same had occurred at the beginning of the most recently ended two fiscal quarters, would have been less than the Priority Indebtedness to Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence and Asset Acquisition;

(viii) Indebtedness of a Restricted Subsidiary of Parent represented by a Guarantee of the Loans;

(ix) Indebtedness (other than Priority Indebtedness) of Parent or any Restricted Subsidiary of Parent not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred on or after January 16, 2004 pursuant to this clause (ix) or clause (ix) of Section 1011 of the Senior Note Indenture, does not exceed $200,000,000 at any one time outstanding; and

(x) Indebtedness of Parent or any Restricted Subsidiary of Parent arising from the honoring by a bank or other financial institution of a check or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within three business days of Incurrence.

(c) Notwithstanding any other provision of this Section 6.2, the maximum amount of Indebtedness that Parent or a Restricted Subsidiary of Parent may Incur pursuant to this Section 6.2 shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(d) For purposes of determining any particular amount of Indebtedness under this Section 6.2, Guarantees, Liens or obligations with respect to letters of credit, in each case supporting Indebtedness otherwise included in the determination of such particular amount, shall not be included. For purposes of determining compliance with this Section 6.2, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, Parent in its sole discretion, shall classify and from time to time may reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses. Indebtedness permitted by this Section 6.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.2 permitting such Indebtedness.

6.3. Limitation on Restricted Payments. Parent will not, and will not permit any of its Restricted Subsidiaries directly or indirectly to:

(i) (A) declare or pay any dividend or make any distribution in respect of Parent’s Capital Stock to the holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock), or

(B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary of Parent to any Person other than dividends and distributions payable to Parent or any Restricted Subsidiary of Parent or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of Parent held by any Person other than a Restricted Subsidiary of Parent;

(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Subordinated Indebtedness; or

(iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively “Restricted Payments”);

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing;

(B) Parent could not Incur at least $1.00 of Indebtedness under clause (i) of paragraph (a) of Section 6.2; or

(C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after January 16, 2004 shall exceed the sum of:

(1) the remainder of

(a) 100% of the aggregate amount of the Consolidated Cash Flow of Parent (determined by excluding income resulting from transfers of assets received by Parent or a Restricted Subsidiary of Parent from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of Parent’s fourth fiscal quarter in 1999 and ending on the last day of the last full fiscal quarter preceding the Transaction Date, minus

(b) the product of 1.75 times cumulative Consolidated Fixed Charges accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of Parent’s fourth fiscal quarter in 1999 and ending on the last day of the last full fiscal quarter preceding the Transaction Date, plus

(2) the aggregate Net Cash Proceeds received by Parent on or after October 15, 1999 from the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary, plus

(3) the aggregate Net Cash Proceeds received on or after October 15, 1999 by Parent from the issuance or sale of debt securities that have been converted into or exchanged for its Capital Stock (other than Redeemable Stock) together with the aggregate cash received by us at the time of such conversion or exchange, plus

(4) without duplication of any amount included in the calculation of Consolidated Cash Flow of Parent, in the case of repayment of, or return of capital in respect of, any Investment constituting a Restricted Payment made on or after October 15, 1999 and reducing the amount of Restricted Payments otherwise permitted under this clause (C), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case less the cost of the disposition of such Investment.

The foregoing provision shall not be violated by reason of:

(a) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(b) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of either Obligor (including premium, if any, and accrued and unpaid interest) with the proceeds of, or in exchange for, Indebtedness of such Obligor Incurred under clause (iv) of paragraph (b) of Section 6.2;

(c) the repurchase, redemption or other acquisition of Capital Stock of Parent with the proceeds of, or in exchange for, an offering of shares of Capital Stock of Parent (other than Redeemable Stock) which proceeds are received or which Capital Stock is exchanged, tendered or surrendered, as the case maybe, no more than 60 days prior to, and no later than the date of, such repurchase, redemption or other acquisition;

(d) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of either Obligor (including premium, if any, and accrued and unpaid interest) with the proceeds of, or in exchange for, an offering of, shares of Capital Stock of Parent (other than Redeemable Stock), which proceeds are received or which Subordinated Indebtedness is exchanged, surrendered or tendered, as the case may be, no more than 60 days prior to, and no later than the date of, such redemption, repurchase, defeasance or other acquisition or retirement for value;

(e) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies, if applicable, with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Parent and its Restricted Subsidiaries or the Borrower and its Restricted Subsidiaries, as the case may be;

(f) cash payments in lieu of the issuance of fractional shares issued in connection with the exercise of warrants, options or other rights to purchase, or the conversion of securities convertible into, Capital Stock of Parent or any of its Restricted Subsidiaries;

(g) Investments in Permitted Businesses acquired in exchange for Capital Stock of Parent (other than Redeemable Stock) or with the Net Cash Proceeds from the issuance and sale of such Capital Stock;

(h) [reserved];

(i) repurchases of Capital Stock of Parent options, warrants or other rights to acquire such Capital Stock from employees, former employees, directors or former directors (or their heirs or estates) of Parent or any Restricted Subsidiary in an aggregate amount under this clause (i) not to exceed $5,000,000 in any calendar year;

(j) repurchases of shares of Common Stock of Parent that constitute odd lots, pursuant to a program for the repurchase of odd lots, in an aggregate amount not to exceed the sum of $2,000,000 in any fiscal year;

(k) Restricted Payments not to exceed $25,000,000 in the aggregate since (and including) January 16, 2004;

(l) other Restricted Payments not to exceed $20,000,000 in the aggregate during any calendar year (with the entire unused amount in any calendar year, including previously carried over amounts, being permitted to be carried over for the next succeeding calendar year); provided, that such amount in any calendar year may be increased by an amount equal to Unclaimed Excess Proceeds (with the entire unused amount in any calendar year, including previously carried over amounts, being permitted to be carried over for the next succeeding calendar year); provided, further that upon the making of any such Restricted Payment (i) the Parent Indebtedness to Consolidated Cash Flow Ratio, calculated giving pro forma effect to such Restricted Payment as if the same had been made at the beginning of the most recently ended two fiscal quarters, would be greater than zero and equal to or less than 3.0 to 1 and (ii) the Borrower Indebtedness to Consolidated Cash Flow Ratio, calculated giving pro forma effect to such Restricted Payment as if the same had been made at the beginning of the most recently ended two fiscal quarters, would be greater than zero and equal to or less than 1.5 to 1; and

(m) the declaration and payment of dividends or distributions to holders of any class or series of Redeemable Stock of Parent, the Borrower or any Restricted Subsidiary issued or incurred in accordance with Section 6.2, provided that, except in the case of clause (a), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than (1) a Restricted Payment referred to in clause (b) thereof, (2) an exchange of Capital Stock for Capital Stock or an exchange of Indebtedness for Capital Stock referred to in clauses (c) or (d) thereof or (3) an exchange of Capital Stock referred to in clause (g) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (c), (d) and (g) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 6.3 have been met with respect to any subsequent Restricted Payments.

Any Restricted Payments made other than in cash shall be valued at Fair Market Value as determined by the Board of Directors of Parent (whose determination shall be conclusive and evidenced by a Board Resolution). The amount of any Investment “outstanding” at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans, and release of Guarantees, in each case of or to Parent and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

6.4. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Parent will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Parent to:

(i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Parent or any other Restricted Subsidiary;

(ii) pay any indebtedness owed to Parent or any other Restricted Subsidiary;

(iii) make loans or advances to Parent or any other Restricted Subsidiary; or

(iv) transfer any of its property or assets to Parent or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(i) existing on the Closing Date in this Agreement, the other Loan Documents or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements, taken as a whole, are no less favorable in any material respect to the Lenders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined by Parent) and Parent determines that any such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans;

(iii) existing under or by reason of applicable law;

(iv) existing with respect to any Person or the property or assets of such Person acquired by Parent or any Restricted Subsidiary of Parent, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and as the same may be amended, modified, restated, renewed, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings, taken as a whole, are no less favorable in any material respect to the Lenders than those encumbrances or restrictions that are then in effect and that are being so amended, modified, restated, renewed, supplemented, refunded, replaced or refinanced;

(v) in the case of clause (iv) of the first paragraph of this Section 6.4,

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, construction financing agreement, license, conveyance or contract or similar property or asset, including, without limitation, customary non-assignment provisions in leases, Purchase Money Obligations and other similar agreements, in each case with respect to the property or assets subject thereto,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Parent or any Restricted Subsidiary of Parent not otherwise prohibited by this Agreement, or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Parent or any Restricted Subsidiary of Parent in any manner material to Parent or any Restricted Subsidiary;

(vi) with respect to a Restricted Subsidiary of Parent and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary of Parent; or

(vii) imposed by customary provisions in joint venture agreements and similar agreements that restrict the transfer of the interest in the joint venture.

Nothing contained in this Section 6.4 shall prevent Parent or any Restricted Subsidiary of Parent from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 6.7 or (2) restricting the sale or other disposition of property or assets of Parent or any of its Restricted Subsidiaries that secure Indebtedness of Parent or any of its Restricted Subsidiaries.

6.5. Limitation on the Issuance and Sale of Voting Stock of Restricted Subsidiaries. Parent shall at all times own 100% of the Voting Stock of the Borrower. Parent will not sell, transfer, convey or otherwise dispose of and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Voting Stock (including options, warrants or other rights to purchase shares of such Voting Stock) of such or any other Restricted Subsidiary to any Person except:

(i) to a Restricted Subsidiary of Parent;

(ii) issuances of director’s qualifying shares or sales to foreign nationals or directors or employees of Parent or its Restricted Subsidiaries of shares of Voting Stock of non-U.S. Restricted Subsidiaries of Parent to the extent required by law or to the extent such issuances are required to obtain preferential treatment under law that does not adversely affect the rights of the Lenders in any material respect;

(iii) Voting Stock or options or other rights to acquire shares of Voting Stock (or shares of Voting Stock issued upon exercise of such options or other rights) granted to employees or directors of no more than two Restricted Subsidiaries of Parent designated by Parent and identified in an Officer’s Certificate delivered to the Administrative Agent (“Designated Subsidiaries”), pursuant to the terms of any management equity or compensation plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, that such Voting Stock, options and other rights to acquire shares, together with the issuance of shares of Voting Stock upon the exercise thereof, shall not represent more than 5.0% of the fully diluted Voting Stock of any such Restricted Subsidiary; provided further, that if and only if any Designated Subsidiary ceases to be a Subsidiary of Parent, Parent may designate another Restricted Subsidiary in its place by identifying that Restricted Subsidiary in an Officer’s Certificate delivered to the Administrative Agent and that Restricted Subsidiary shall thereupon be deemed a Designated Subsidiary for all purposes under this Agreement;

(iv) issuances and sales of Voting Stock of Restricted Subsidiaries of Parent if:

(A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of Section 6.8, and

(B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary either continues to be a Restricted Subsidiary or, if such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, then any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under Section 6.3 if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of “Investment”); and

(v) sales of Lingo Capital Stock through a Lingo Offering.

Notwithstanding the foregoing, Parent or any of its Restricted Subsidiaries may sell all of the Voting Stock of a Restricted Subsidiary in compliance with the provisions of Section 6.8.

6.6. Limitation on Transactions with Shareholders and Affiliates. Parent will not, and will not permit any Restricted Subsidiary, directly or indirectly, to enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of Parent or with any Affiliate of Parent, unless:

(i) such transaction or series of transactions is on terms no less favorable to Parent or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate;

(ii) if such transaction or series of transactions involves aggregate consideration in excess of $10,000,000, then such transaction or series of transactions is approved by a majority of the Board of Directors of Parent, including the approval of a majority of the independent, disinterested directors, and is evidenced by a resolution of the Board of Directors of Parent; and

(iii) if such transaction or series of transactions involves aggregate consideration in excess of $25,000,000, then Parent or such Restricted Subsidiary will deliver to the Administrative Agent a written opinion as to the fairness to Parent or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm). Any such transaction or series of transactions shall be conclusively deemed to be on terms no less favorable to Parent or such Restricted Subsidiary than those that could be obtained in an arm’s length transaction if such transaction or transactions are approved by a majority of the Board of Directors of Parent, including a majority of the independent, disinterested directors, and are evidenced by a resolution of the Board of Directors of Parent.

The foregoing limitation does not limit, and will not apply to:

(a) any transaction between Parent and any of its Restricted Subsidiaries or between Restricted Subsidiaries;

(b) the payment of reasonable and customary regular fees to directors of Parent or any of its Restricted Subsidiaries who are not its employees and Indemnification Arrangements entered into by Parent or any of its Restricted Subsidiaries and approved by the Board of Directors of Parent;

(c) any Restricted Payments not prohibited by Section 6.3 and any Permitted Investment other than a Permitted Investment made pursuant to clause (ix) of the definition thereof;

(d) transactions provided for in the Employment Agreement as in effect on January 16, 2004;

(e) loans and advances to employees of Parent or any Restricted Subsidiary not exceeding at any one time outstanding $5,000,000 in the aggregate, in the ordinary course of business and in accordance with past practice;

(f) any issuance of shares of Capital Stock (other than Redeemable Stock) of Parent and any options, warrants or other rights to acquire such Capital Stock;

(g) any issuance or sale of shares of Capital Stock (other than Redeemable Stock) of a Designated Subsidiary and any options, warrants or other rights to acquire such Capital Stock, in each case made in accordance with clause (iii) of Section 6.5;

(h) any employment arrangements entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business and approved by the Board of Directors of Parent; and

(i) any tax-sharing agreement, and payments or other transactions pursuant thereto, between Parent and any other Person with which Parent files a consolidated tax return or with which Parent is part of a consolidated group for tax purposes, in each case approved by the Board of Directors of Parent.

6.7. Limitation on Liens. Parent will not, and will not permit any Restricted Subsidiary to, (a) create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties of any character (including, without limitation, licenses and trademarks), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of Parent or (b) create or assume any Lien (other than Permitted Liens) on any of its assets or properties of any character (including, without limitation, licenses and trademarks), or on any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of Parent if (i) such Lien secures Indebtedness and (ii) immediately thereafter, the Priority Indebtedness to Consolidated Cash Flow Ratio would be equal to or greater than 2.0 to 1.0.

6.8. Limitation on Asset Sales. Parent will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless (i) Parent or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value of the assets sold or disposed of as determined by the good-faith judgment of the Board of Directors of Parent, which determination, in each case where such Fair Market Value is greater than $10,000,000, will be evidenced by a Board Resolution, (ii) at least 75% of the consideration received for such sale or other disposition consists of cash or cash equivalents, Marketable Securities or the assumption of unsubordinated Indebtedness and (iii) an amount equal to the Net Cash Proceeds of such Asset Sale are applied in accordance with the Senior Note Indenture as in effect on the date hereof (subject to Section 2.7).

6.9. Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries. Parent will not permit any of its Restricted Subsidiaries other than the Borrower, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Parent or the Borrower, unless (i) such Restricted Subsidiary simultaneously executes and delivers a Guarantee of the Loans on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the Loans, any such assumption Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s assumption, Guarantee or other liability with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Obligors or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of Parent, of all of Parent’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Agreement), (ii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with this Agreement, or (iii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

6.10. Business of Parent. Parent will not, and will not permit any Restricted Subsidiary to, be principally engaged in any business or activity other than a Permitted Business.

6.11. Restriction on Transfer of Assets. Except for the transfer to the Lingo Subsidiary of assets contemplated within the definition of “Lingo Subsidiary” in Section 1.1, Parent will not, and will not permit any Restricted Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any assets constituting Collateral to any Affiliate other than the Borrower or a Subsidiary Guarantor.

6.12. Restriction on Certain Purchases of Indebtedness. No Restricted Subsidiary shall purchase any Indebtedness of Parent or Borrower evidenced by securities that were previously issued or the subject of one or more transactions registered under the Securities Act of 1933, as amended.

6.13. Restriction on Use of Proceeds. The Borrower will not, directly or indirectly, use any proceeds of the Loans to pay any cash dividend on, or to repurchase, any Capital Stock of any Person. For avoidance of doubt, the term “Capital Stock”, as used in this Section, shall not include any debt that, by its terms, is convertible into Capital Stock.

6.14. Restriction on Deposit Accounts and Securities Accounts. Neither Parent nor the Borrower will, nor will Parent or the Borrower permit any Subsidiary Guarantor to, at any time after the date which is 30 days after the Closing Date, maintain any deposit account or securities account (as such terms are defined in the Uniform Commercial Code in New York) with any bank or securities intermediary in the United States, other than (a) deposit accounts and securities accounts in which the Administrative Agent has a perfected security interest pursuant to control agreements with the institutions maintaining such deposit accounts and securities accounts, (b) deposit accounts and securities accounts holding cash and investment property in an aggregate amount not exceeding $500,000 and (c) Account No. 24900074 maintained at Bank of America, N.A., which at no time shall hold cash and investment property exceeding $10,000,000 in the aggregate.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to Parent and the Borrower only), Section 5.7(a) or Section 6, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) Parent, the Borrower or any of Borrower’s Significant Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto and such default shall continue beyond the period of grace, if any, provided in such instrument or agreement, or any other event shall occur or condition exist and shall continue beyond the period of grace, if any, provided, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) Parent, the Borrower or any of Borrower’s Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Parent, the Borrower or any of Borrower’s Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Parent, the Borrower or any of Borrower’s Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Parent, the Borrower or any of Borrower’s Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Parent, the Borrower or any of Borrower’s Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent, the Borrower or any of Borrower’s Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the

Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Parent, the Borrower or any of its Subsidiaries involving for Parent, the Borrower and its Subsidiaries taken as a whole a liability (not paid or as to which the applicable insurance company has denied coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason (other than as permitted by the Loan Documents or any amendments thereto), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 8. THE AGENTS

8.1. Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

8.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Parent or the Borrower and without limiting the obligation of Parent or the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.10. Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.15.

8.11. The Arranger; the Syndication Agent. Neither the Arranger, nor the Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, nor shall either such Person incur any liability, under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1. Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee (including, without limitation, any prepayment fee payable pursuant to Section 2.6 or 2.7) payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders (but excluding the releases contemplated by Section 9.15(a) in connection with any Lingo Offering);

(iii) amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(iv) amend, modify or waive any provision of Section 2.13 without the consent of each Lender directly affected thereby; or

(v) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.6.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

9.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of Parent, the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Parent:	Primus Telecommunications Group, Incorporated 7901 Jones Branch Drive Suite 900 McLean, Virginia 22102 Attention: Thomas Kloster, Chief Financial Officer Telecopy: 703-902-2814 Telephone: 703-902-2800

The Borrower:	Primus Telecommunications Holding, Inc. 7901 Jones Branch Drive Suite 900 McLean, Virginia 22102 Attention: Thomas Kloster, Chief Financial Officer Telecopy: 703-902-2814 Telephone: 703-902-2800

The Administrative Agent:

In the case of any borrowing request or any notice relating to any prepayment or the conversion or continuation of any Loan,

Lehman Commercial Paper Inc.

Bank Loan Operations

745 Seventh Avenue

16th Floor

New York, New York 10019

Attention: Michelle Rosolinsky

Telecopy: 212-526-6643

Telephone: 212-526-6590

In the case of any other notice or communication,

Lehman Commercial Paper Inc.

Loan Portfolio Group

745 Seventh Avenue

7th Floor

New York, New York 10019

Attention: Frank Turner

Telecopy: 646-758-1986

Telephone: 212-526-1463

provided that any notice, request or demand to or upon the any Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4. Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents, in any certificate delivered pursuant hereto or in connection herewith, or in any Non-Disclosure Acknowledgement Agreement shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented third-party out-of-pocket costs and expenses incurred in connection with the syndication of the Facility and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith (other than any such enforcement determined by a final, non-appealable judgment of a court of competent jurisdiction to have been in bad faith), including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents (except to the extent that any such delay resulted from such Lender’s or such Agent’s own gross negligence or willful misconduct), and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any losses pursuant to Environmental Laws related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facility. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Thomas Kloster, Chief Financial Officer (Telephone No. 703-902-2800) (Fax No.703-902-2814), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

9.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of Parent, the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan

Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed) (provided that the consent of the Borrower need not be obtained with respect to any assignment of funded Loans to any bank, or to any investment fund or other financial institution engaged in the ordinary course of its business in investing in assets such as the Loans), to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof, or any other bank, financial institution or other entity (each, an “Assignee”), all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower and the Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or

Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.14, 2.15 and 9.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment (by the Assignor or the Assignee, as agreed between them) to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Lehman Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Loans acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Loan, upon request, a new Note to the order of the Assignor in an amount equal to the Loan retained by it hereunder. Such new Note shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any bona fide pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

9.7. Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Parent or the Borrower, any such notice being expressly waived by Parent and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Parent or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Parent or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10. Integration. This Agreement, the other Loan Documents and the Non-Disclosure Acknowledgement Agreements (with respect to the Lenders parties to the Non-Disclosure Acknowledgement Agreements and their respective Transferees) represent the entire agreement of Parent, the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or in the Non-Disclosure Acknowledgement Agreements (with respect to the Lenders parties to the Non-Disclosure Acknowledgement Agreements and their respective Transferees). Certain of the Lenders have entered into agreements with the Arranger, copies of which have been provided by the Arranger to the Borrower (the “Non-Disclosure Acknowledgement Agreements”), pursuant to which, inter alia, such Lenders have elected, in their sole discretion, to refrain from receiving non-public information concerning Parent, the Borrower and their Subsidiaries that was furnished to other Lenders and prospective Lenders in connection with the syndication of the Facility, including, without limitation, the entire Confidential Information Memorandum and statements and material relating to the business plan of the Parent, the Borrower and their Subsidiaries; and the Lenders which are signatories to Non-Disclosure Acknowledgement Agreements, and their Transferees, are subject to all of the provisions thereof.

9.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12. Submission To Jurisdiction; Waivers. Each of Parent and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Parent or the Borrower, as the case may be, at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13. Acknowledgments. Each of Parent and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among Parent, the Borrower and the Lenders.

9.14. Confidentiality. Each of the Agents and the Lenders agrees to keep confidential and maintains in strict confidence all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors (provided that such Agent or Lender shall be responsible for ensuring compliance with this Section 9.14 by its employees, directors, agents, attorneys, accountants and other professional advisors), (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

9.15. Release of Collateral and Guarantee Obligations

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents. In addition, upon the request of the Borrower in connection with any Lingo Offering, the Lingo Subsidiary shall be released from its guaranty obligations and any other obligations under the Loan Documents, and the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required or reasonably requested by the Borrower to evidence such releases.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.16. Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.17. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

9.18. WAIVERS OF JURY TRIAL. PARENT, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
Name:
Title:

PRIMUS TELECOMMUNICATIONS HOLDING, INC.

By:
Name:
Title:

LEHMAN BROTHERS INC., as Arranger

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:
Name:
Title: